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                                                                 EXHIBIT 10.24
LETTER OF AGREEMENT


November 26, 1996


Dr. Lawrence Corey
University of Washington
Fred Hutchinson Cancer Research Ctr.
1124 Columbia St. (M115)
Seattle Washington 98104

              RE: Clinical Protocol CR 400-024-01 GENEVAX-Registered Trademark--HSV (APL 400-024), A Candidate Facilitated DNA
                   Vaccine: A Phase I Study in Herpes Simplex Virus-2 Negative Volunteers Using Intramuscular Injection With the Biojector-Registered Trademark- Needle-Free Injection system


Dear Dr. Corey:

This letter will supersede the August 16, 1996 letter of Agreement that was sent to you and confirms the agreement between Apollon, Inc. ("SPONSOR") and YOU to act as Principal Investigator in the performance of the above titled clinical research ("STUDY").

    1. YOU will be the Principal Investigator for this STUDY. As Principal Investigator, YOU will have overall responsibility for the conduct of the STUDY and the supervision of all personnel involved with the STUDY.

    2. YOU have agreed to conduct the clinical STUDY in accordance with the STUDY protocol dated August 16, 1996, which will be forwarded to the US Food and Drug Administration as outlined in YOUR signed FDA 1572 form.

    3. Based on YOUR appraisal of availability of qualified potential patients for entry into the STUDY, it is expected that you can enroll sufficient number of patients to provide up to 40 qualified patients. Patients will be divided into groups as defined by the protocol.

    4. The SPONSOR agrees to support the STUDY according to the schedule below. Reimbursements for any procedures, visits or other charges performed apart from those scheduled by the protocol are subject to approval by the SPONSOR. Total per


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Dr. Lawrence Corey
November 26, 1996
Page 2

patient cost is $8,6124.23/patient, to be paid in US dollars. Payment will also be made for patients screened but not treated. A supplemental advertising cost of $20,000 for radio ads will be paid as a separate payment. The total clinical study cost is $364,569 (see attached). This does not include the budget for the local antibody studies, which go directly to Rhoda Ashley's program (see attached).

    5.   Payment schedule will be the following:

    Starting in November, 1996 and ending in January 1998, the following monthly payment will be made:

         -    University of Washington:  $9,030 (Total over 15 months =
              $135,454.00)

         -    Children's Hospital Medical Center:  $8,198.20 (Virology Research
              Fund) (Total over 15 months = $209,115)

         Final payment of $86,142 (25% of the total grant) will be paid upon completion and "clean up" of all HSV-1 Negative and Positive subject case report forms.

         NOTE: Patients not completing the study will be prorated according to procedure/visits completed.

    6. YOU agree to maintain complete and up-to-date study records during the STUDY including Case Report form, drug reconciliation materials and copies of study related correspondence.

    7. In the event YOU fall behind in maintaining YOUR study records, the SPONSOR reserves the right to retain trained healthcare professionals to assist in satisfactory completion of the Case Report Forms.

    8. Personnel from the SPONSOR will call on YOU periodically to monitor and determine the status of YOUR STUDY, answer procedural questions, and retrieve completed Case Report Forms. YOU agree to make these and STUDY participant records available for comparison with Case Report Forms for review, completion and/or copying if requested by the Monitor or representatives of the US FDA.

    9. THE STUDY protocol and the data generated from this STUDY are the property of the SPONSOR and will be maintained as confidential by the Investigator. The results of this STUDY



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Dr. Lawrence Corey
November 26, 1996
Page 3

may be published or presented at scientific meetings. If this is envisaged, the Investigator agrees to submit all manuscripts or abstracts to Apollon prior to submission. This allows the SPONSOR to protect proprietary information and to provide comments based on information from other studies that may not yet be available to the Investigator.

Any formal publication of the STUDY in which input of Apollon personnel exceeded that of conventional monitoring will be considered as joint publication by the Investigator and the appropriate Apollon personnel. Authorship will be determined by mutual agreement between the SPONSOR and Principal Investigator.

    10. The SPONSOR has the right to terminate this Agreement and the STUDY, for any reason including insufficient patient enrollment, upon either written notification or oral notice confirmed promptly in writing to the Investigator where such termination shall be consistent with accepted medical practice. If the STUDY is discontinued, the funds paid or to be paid will be equitably adjusted to reflect the number of patients evaluated, approved additional tests, and the actual cost incurred by YOU.

If this Letter of Agreement is acceptable to you, please sign and date two original copies in the space provided below, returning one to us for our records.



Sincerely yours,


/s/ Vincent R. Zurawski
________________________________________
Vincent R. Zurawski, Jr., Ph.D
PRESIDENT AND CHIEF EXECUTIVE OFFICER

/s/ Lawrence Corey
----------------------------------------
Principal Investigator


           12/4/96
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Date